Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of June 15, 2010, by and between Phreadz, Inc. a Nevada corporation (together with its successors and assigns permitted under the Agreement, the “Company”), and Christina Domecq (the “Executive”), with reference to the following facts:

WHEREAS, the Company and the Executive desire to enter into this Agreement to provide for the Executive’s employment by the Company, upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Employment.  The Company hereby agrees to Executive’s employment, and Executive hereby accepts such employment and agrees to perform her duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

a.           Start Date.  Executive’s employment shall commence July 5, 2010 (“Start Date”).

b.           Duties and Responsibilities.  Executive shall serve as Chief Executive Officer.  Executive shall perform all duties and accept all responsibilities incident to such position or other appropriate duties as may be assigned to Executive by the Company’s Executive Chairman (“Chairman”).  Executive shall report to the Chairman and the Company’s Board of Directors (the “Board”).  Executive shall perform faithfully, cooperatively and diligently all of her job duties and responsibilities.  Executive agrees to and shall devote her full time, attention and effort to the business of the Company, its subsidiaries and affiliates, and other assignments as directed by the Company’s Chairman.  Executive will expend her best efforts on behalf of the Company in connection with her employment and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations and ordinances.  Executive shall work out of the San Francisco office established by the Company at least seventy-five percent (75%) of the time; the remaining twenty-five percent (25%) of Executive’s time shall be spent working at locations identified by Executive and approved by the Company’s Board.  Executive shall not engaged in any other business, job or consulting activity while she is employed as Chief Executive Officer of the Company without the prior writhe consent of the Chairman.  Notwithstanding the foregoing, Executive is currently is currently a director of those entities identified on Exhibit A, attached hereto, and Executive shall be authorized to continue to serve as a director of such entities for so long as such service does not conflict with the Company’s interests and does not interfere with the performance of her duties hereunder.

c.           Director.  The Company shall include Executive as a nominee for appointment to the Company’s Board of Directors at the Company’s annual meeting of stockholders for so long as Executive is the Company’s Chief Executive Officer.

d.           Base Salary.  For all of the services rendered by the Executive hereunder, the Company shall pay the Executive an annual base salary (“Base Salary”) of Two Hundred Fifty Thousand Dollars ($250,000), payable in installments in accordance with the Company’s standard pay periods.  The Executive’s Base Salary shall be reviewed annually and, in the discretion of the of the Board, the Executive’s Base Salary may be increased.  An annual period under this Agreement shall mean the period between July 1 to June 30.  The Board, in its discretion, may delegate some or all of its responsibilities under this Section 1.c, Section 1.d and Section 1.e to the Compensation Committee of the Board (the “Compensation Committee”).

e.           Annual Bonus.  In addition to the Base Salary provided for in Section 1.c. above, the Executive shall be eligible for an annual bonus (“Annual Bonus”) in an amount up to and including one hundred percent (100%) of the Executive’s then-current Base Salary.  Fifty percent (50%) of the Annual Bonus (or any portion thereof) shall be awarded at the discretion of the Company’s Board of Directors and Compensation Committee.  The remaining fifty percent (50%) of the Annual Bonus shall subject to the achievement of Milestones (as defined below) to be mutually established by Executive, the Board and the company’s Compensation Committee.  Executive shall submit the initial annual proposed milestones to the Company’s Board for review and consideration.  Following the proposal of such milestones, the Company’s Board shall work with Executive to revise the proposed milestones and establish additional milestones (collectively, the “Milestones”), which Milestones shall include certain fundraising and revenue objectives.  All Milestones shall be subject to the approval of Executive and the Board.  Executive and the Company shall attempt to agree upon the Milestones for the initial twelve (12) months of this Agreement within ninety (90) days of the Start Date.  Thereafter, Milestones shall be adopted on an annual basis.  Until such time that Milestones have been adopted, the portion of the Annual Bonus attributable to the achievement of Milestones shall be subject to the sole discretion of the Board. The Board, in its discretion, may delegate its responsibilities under this Section 1.d to the Compensation Committee, in which case the Compensation Committee shall make recommendations to the Board in accordance with this Section 1.d.

f.           Restricted Shares. Effective as of the date hereof, Executive (or an entity wholly owned by Executive), has agreed to purchase Two Million Five Hundred Sixty Thousand (2,560,000) shares of common stock in the Company (the “Restricted Shares”) from JLR Holdings International, LLC, a Nevada limited liability company (“JLR Holdings”), pursuant to the terms of a Securities Purchase Agreement, dated as of even date hereof, by and between Executive and JLR Holdings (the “Restricted Stock Agreement”), at a purchase price per Restricted Share equal to $0.001 (the “Restricted Share Purchase Price”).  As partial consideration for the Company entering into this Agreement, Executive and the Company shall concurrently enter into a Restricted Stock Agreement pursuant to which Executive shall agree to cause all of the Restricted Shares to be subject to a right of repurchase (“Right of Repurchase”) in favor of the Company in the event Executive ceases to provide services to the Company pursuant to the terms of this Agreement (including, without limitation, by reason of a voluntary termination, a termination with or without Cause or a termination by reason of death or disability).  As set forth more fully in the Restricted Stock Agreement, the Right of Repurchase shall lapse with respect to the Restricted Shares pursuant to the following schedule: (i) with respect to twenty-five percent of the Restricted Shares on July 5, 2011 (the “Cliff Vesting Date”) and (ii) with respect to the remaining seventy-five percent (75%) of the Restricted Shares in eighteen (18) equal monthly installments.  In the even the Company elects to exercise the Right of Repurchase, the repurchase price per Restricted Share shall be equal to the Restricted Share Purchase Price.

Notwithstanding the foregoing, all of the Restricted Shares shall automatically be released from the Right of Repurchase in connection with any Change of Control (as defined below), provided Executive is providing continuous service to the Company pursuant to this Agreement through the date of such Change of Control.  For purposes hereof, a “Change of Control” shall mean (i) a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state of the Company’s incorporation; (ii) a stockholder approved sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) any reverse merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger; or (iv) any sale or transfer by the then existing stockholders of the Company of fifty percent (50%) or more of the outstanding shares of the Company of such then existing stockholders to any person or persons other than the then existing stockholders of the Company.

g.           Stock Options.  Immediately following the adoption by the Company of an employee Stock Option Plan, Executive shall be issued an option (the “Option”) to purchase Six Million Seven Hundred Forty-Eight Thousand Three Hundred Sixteen (6,748,316) shares of common stock in the Company (the “Option Shares”).  The Option Shares and the Restricted Shares collectively represent a ten percent (10%) fully-diluted percentage interest in the Company, such fully-diluted percentage assuming the issuance of shares of common stock in a unit financing transaction being conducted by the Company (and related warrants to purchase shares of common stock issued in connection therewith), in an aggregate amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) (the “Financing”).  The Option shall have an exercise price per share equal to the fair market value of a share of such Common Stock as of the date hereof.  The Option shall vest in accordance with the following schedule: (i) with respect to twenty-five percent (25%) of the Option Shares on the Cliff Vesting Date; and (ii) with respect to the remaining seventy-five percent (75%) of the Option Shares, in eighteen (18) equal monthly installments following the Cliff Vesting Date, in each case provided that Executive is providing continuous service to the Company pursuant to this Agreement through and including each such vesting date.  Executive shall also be eligible for additional grants of options at the discretion of the Company’s Board.  The Board, in its discretion, may delegate its responsibilities under this Section 1.e to the Compensation Committee, in which case the Compensation Committee shall make recommendations to the Board in accordance with this Section 1.e.

Notwithstanding the foregoing, the Option shall automatically vest with respect to all of the Option Shares in connection with any Change of Control (as defined below), provided Executive is providing continuous service to the Company pursuant to this Agreement through the date of such Change of Control.

h.           Reimbursement of Expenses.  Executive shall be provided with full and prompt reimbursement of expenses related to her employment by the Company (including mobile telephone usage), in accordance with the Company’s existing expense reimbursement policy, on a basis no less favorable than that which may be authorized from time to time by the Board, in its sole discretion, for senior level executives as a group.  In addition to the above, Company acknowledges that Executive shall be entitled to be reimbursed up to One Thousand Dollars ($1,000) per month for necessary and appropriate travel and related expenses incurred by Executive.

i.           Automobile Allowance.  Executive shall be entitled to receive a Five Hundred Dollar ($500) monthly automobile allowance, payable monthly in advance, which shall include all costs attendant to the use of the automobile, including without limitation, liability and property insurance coverage, costs of maintenance and fuel.  Notwithstanding the foregoing, the amount of the monthly automobile allowance shall re reviewed by the Company annually.

j.           Relocation Expenses.  Company shall reimburse Executive for up to Five Thousand Dollars ($5,000) in relocation expenses.

k.           Vacation.  Executive shall be entitled to twenty-five (25) vacation days per year and holidays in accordance with the Company’s normal personnel policies.  Executive shall coordinate extended vacations of more than five (5) consecutive business days with the Company’s Chairman to ensure continuity of the Company’s business in her absence.

l.           Tax Withholding.  The Company may withhold from any compensation or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

m.           Benefits.  Executive and/or Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under health and welfare benefit plans, practices, policies, when and as the Company obtains such plans and to the extent generally applicable to employees of the Company.

2.           Indemnification; Insurance.  The Company shall indemnify the Executive to the fullest extent allowed by applicable law and pursuant to that certain Indemnification Agreement dated as of the Start Date, by and between the Company and the Executive, as the same may be amended from time to time.  The Executive shall be covered by the Company’s directors’ and officers’ liability insurance policy, if any.

3.           Confidentiality Agreement.  Due to the nature of the Company’s business and investment in research, marketing and sales plans, Executive will be required to sign the Company’s standard form of Employee Confidentiality and Assignment of Creative Works Agreement, in the form attached hereto as Exhibit B (the “Confidentiality Agreement”).  The Confidentiality Agreement shall remain in full force and effect in accordance with the terms thereof and shall survive the termination of Executive’s employment with the Company in accordance with its terms.

4.           Employment Status.  Executive’s continued employment with the Company is subject to the ongoing review and approval of the Company in its sole and absolute discretion.  Employment with the Company is voluntarily entered into and the Employee is free to resign at any time and for any reason.  Similarly, the Company has the same right to terminate the employment relationship at any time and for any reason or for no reason, with or without Cause (as defined below) and/or notice.  Executive understands that she is an “at-will” employee of the Company, and that this “at-will” relationship cannot be modified except by written agreement between the Employee and the Company.

5.           Termination.  Executive’s employment with the Company shall automatically terminate upon the occurrence of any one of the following events:

a.           Disability.  Unless otherwise agreed to by the Company, Executive’s employment with the Company pursuant to this Agreement shall terminate if the Executive is unable substantially to perform her duties and responsibilities hereunder to the full extent required by the Company by reason of illness, injury or incapacity for six (6) consecutive months, or for more than six (6) months in the aggregate during any period of twelve (12) calendar months (“Disability”).  In the event of such termination, the Company shall pay the Executive her Base Salary through the date of such termination.  In addition, Executive shall be entitled to the following:  (i) any amounts earned, accrued or owing but not yet paid under Section 1 above; (ii) continued participation for a period of six (6) months those benefit coverages in which Executive was participating on the date of termination which, by their terms, permit a former employee to participate; and (iii) any other benefits in accordance with applicable plans and programs of the Company.  In such event, the Company shall have no further liability or obligation to Executive for compensation under this Agreement except as otherwise specifically provided in this Agreement.  Executive agrees, in the event of a dispute under this Section 4.a., to submit to a physical examination by a licensed physician selected by the Company.  The Company agrees that Executive shall have the right to have her personal physician present at any examination conducted by the physician selected by the Company.

b.           Death.  Executive’s employment with the Company shall terminate in the event of Executive’s death.  In such event, the Company shall pay to Executive’s executors, legal representatives or administrators, as applicable, Executive’s Base Salary through the date of such termination.  In addition, Executive’s estate shall be entitled to:  (i) any other benefits in accordance with applicable plans and programs of the Company; and (ii) any death benefit payable to Executive’s estate under any key man insurance policy maintained by the Company and in effect at the time of Executive’s death.  The Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive except as otherwise specifically provided in this Agreement.

c.           Cause.  The Company may terminate Executive’s employment with the Company, at any time, for “Cause,” in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued.  For purposes of this Agreement, “Cause” shall mean: (i) any willful, material violation of any law or regulation applicable to the business of the Company or any subsidiary of the Company; (ii) conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration of a common law fraud; (iii) commission of an act of personal dishonesty which involves personal profit in connection with the Company or any subsidiary of the Company, or any other entity having a business relationship with the Company or any subsidiary of the Company; (iv) any material breach of any provision of any agreement or understanding between the Company or any subsidiary of the Company and Executive regarding the terms of Executive’s service as an employee to the Company or any subsidiary of the Company, including without limitation, the willful and continued failure or refusal to perform the material duties required of Executive as an employee of the Company or any subsidiary of the Company (other than as a result of disability) or a material breach of the Confidentiality Agreement between the Company or any subsidiary of the Company and Executive; or (v) disregard of the policies of the Company or any subsidiary of the Company, so as to cause material loss, damage or injury to the property, reputation or employees of the Company or any subsidiary of the Company if Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply.

d.           Termination by the Company Without Cause.  The Company may terminate the Executive’s employment with the Company, at any time, without Cause.  In the event the Executive is terminated without Cause, the Executive shall be entitled to receive:

i.          any amounts earned, accrued or owing but not yet paid pursuant to Section 1 above (the “Accrued Obligations”);

ii          a severance payment in an amount equal to six (6) months of Executive’s then current Base Salary; and

iii         a continuation of all benefit coverages for which the Executive is eligible to participate as of the Termination Date in a fashion which is similar to those which the Executive is receiving immediately prior to the Termination Date for a period of six (6) months after such termination without Cause.

Amounts payable and benefits to be received pursuant to subsections (i), (ii), (iii) and (iv) of the preceding sentence will be collectively referred to herein as the “Severance Package.”

6.           Notice of Termination.  Any termination by Company for Cause shall be communicated by a Notice of Termination (as defined below) to Executive in accordance with Section 15 of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which:  (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than fifteen (15) days after the giving of such notice).  The failure by Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing shall not waive any right of Company hereunder or preclude Company from asserting such fact or circumstance in enforcing Company’s rights hereunder.

7.           Date of Termination.  “Date of Termination” means the date of death, Disability or the date of delivery of the Notice of Termination or any later date specified therein, as the case may be.

8.           Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any affiliate and for which the Executive may qualify; provided, however, that if the Executive becomes entitled to and receives all of the payments provided for in this Agreement, the Executive hereby waives his right to receive payments under any severance plan or similar program applicable to all employees of the Company.

9.           Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

10.           Release.  Receipt of the Severance Package pursuant to Sections 5.d. shall be in lieu of all other amounts payable by the Company to the Executive and in settlement and complete release of all claims the Executive may have against the Company other than those arising pursuant to payment of the Severance Package.  The Executive acknowledges and agrees that execution of a general release of claims in favor of the Company setting forth the terms of this Section 9 and otherwise reasonably acceptable to the Company and the Executive shall be a condition precedent to the Company’s obligation to pay the Severance Package to the Executive.

11.           Payment of Severance Package.

 a.           Payment of the Severance Package pursuant to Sections 5.d. shall be paid less required deductions for state and federal withholding tax, social security and all other employment taxes as required by law.  The Accrued Obligations will be paid in a single lump sum payment on that date that is thirty (30) days after the Date of Termination, unless otherwise required by law; provided that the conditions to receive the Severance Package as set forth herein have been satisfied.

 b.           The payment of the amount described in Section 5.d.ii. will be paid in equal monthly installments for a period of six (6) months (the “Severance Period”), with the first such installment to be paid on the first day of the month that coincides with or follows the date that is thirty (30) days after the Date of Termination.

12.           Section 409A of the U.S. Internal Revenue Code.

 a.           The Specified Employee Rule.  To the extent any amount payable under this Agreement represents a payment under a “nonqualified deferred compensation plan” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) following a termination of employment or any “separation from service” as defined in Section 409A(2)(A)(i) of the Code, then, notwithstanding any other provision of this Agreement to the contrary, such payment shall be delayed and made on the first day of the seventh (7th) month following Executive’s “separation fro service,” but only if the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code.

 b.           Good-Faith Intention.  The Company and Executive intend in good faith that this Agreement comply with the applicable requirements of Section 409A of the Code and that this Agreement be construed, interpreted and administered in accordance with such intent.  If the Company or Executive believes, at any time, that this Agreement does not comply with Section 409A of the Code, it will promptly advise the other party and will negotiate reasonably and in food faith to amend the terms of this Agreement, with the most limited possible economic effect on Company and Executive, such that it complies with Section 409A of the Code.

13.           Mitigation.  There shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

14.           Arbitration; Expenses.  In the event of any dispute under the provisions of this Agreement other than a dispute in which the sole relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in the City of San Diego, California in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and the Executive, respectively, and the third of whom shall be selected by the other two arbitrators.  Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) shall be paid as determined by the arbitrators.

15.           Notices.  Any notice required to be given hereunder shall be delivered personally, shall be sent by first class mail, postage prepaid, return receipt requested, by overnight courier, or by electronic mail or facsimile, to the respective parties at the addresses given below, which addresses may be changed by the parties by notice conforming to the requirements of this Agreement.

If to the Company:	At the Company’s primary executive office as set forth in the Company’s public filings.

With a required copy to:	Foley & Lardner LLP Attn: Kenneth D. Polin 402 W. Broadway, Suite 2100 San Diego, CA 92101 kpolin@foley.com

If to the Executive:	Christina Domecq _______________________ _______________________ domecq@me.com

Any such notice deposited in the mail shall be conclusively deemed delivered to and received by the addressee four (4) days after deposit in the mail, if all of the foregoing conditions of notice shall have been satisfied.  All facsimile communications shall be deemed delivered and received on the date of the facsimile, if (i) the transmittal form showing a successful transmittal is retained by the sender, and (ii) the facsimile communication is followed by mailing a copy thereof to the addressee of the facsimile in accordance with this section.  Any communication sent by overnight courier shall be deemed delivered on the earlier of proof of actual receipt or the first day upon which the overnight courier will guarantee delivery.  All electronic mail communications shall be deemed delivered and received on the date such electronic mail communication is sent.

16.           Contents of Agreement; Amendment and Assignment.

 a           This Agreement supersedes all prior agreements and sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Company and executed on its behalf by a duly authorized officer.

 b.           All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive.

17.           Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

18.           Remedies Cumulative; No Waiver.  No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.  No delay or omission by a party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

19.           Beneficiaries; References.  The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof.  In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

20.           Captions.  All section headings and captions used in this Agreement are for convenience only and shall in no way define, limit, extend or interpret the scope of this Agreement or any particular section hereof

21.           Executed Counterparts.  This Agreement may be executed in one or more counterparts, all of which when fully-executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties.  To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile or PDF electronic transmission with the same validity as if it were an ink-signed document.  Each signatory below represents and warrants by his signature that he is duly authorized (on behalf of the respective entity for which such signatory has acted) to execute and deliver this instrument and any other document related to this transaction, thereby fully binding each such respective entity.

22.           Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of California without giving effect to any conflict of laws provisions.

[Signature Page Follows]

Execution Version

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

“Company”:	PHREADZ, INC. a Nevada corporation

By:
Name: Georges Daou
Title: Executive Chairman of the Board

[Company Signature Page to Employment Agreement]

Execution Version

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

“Executive”:
Christina Domecq

[Executive Signature Page to Employment Agreement]